Exhibit 99.3

EMPIRE ENERGY CORPORATION INTERNATIONAL

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Attached are the historical audited financial statements of Great South Land Minerals Ltd (“GSLM”) for the acquisition of GSLM by Empire Energy Corporation International (“Empire”). The unaudited pro forma consolidated condensed financial statements have been prepared utilizing the historical financial statements of Empire. The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the historical financial statements of Empire and the attached historical financial statements of GSLM.

The following unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 2004 and the unaudited pro forma consolidated condensed balance sheet as of December 31, 2004 give effect to the acquisition of GSLM including the related pro forma adjustments described in the notes thereto. The unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 2004 give effect to the acquisition by Empire as if the acquisition had occurred on January 1, 2004. The unaudited pro forma consolidated condensed balance sheet as of December 31, 2004 gives effect to the acquisitions as if they had occurred on December 31, 2004.

The unaudited pro forma consolidated condensed financial statements may not be indicative of the results that actually would have occurred if the acquisitions had been effective on the dates indicated or which may be obtained in the future.

EMPIRE ENERGY CORPORATION INTERNATIONAL

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

US GAAP and US Dollars

	Historical
	31-Dec-04 Empire	31-Dec-04 GSLM		Pro Forma Adjustments	Unaudited Pro Forma
ASSETS
CURRENT ASSETS
Cash	$47,021	$5,325	(c)	$127,000	$179,346
Accounts receivable, net	—	29,324		—	29,324
Prepaids	—	114,157			114,157

TOTAL CURRENT ASSETS	47,021	148,806		127,000	322,827
PROPERTY AND EQUIPMENT, NET	—	13,150		—	13,150
OIL AND GAS PROPERTIES, NET	—	—	(b)	22,100,000	22,100,000

TOTAL ASSETS	$47,021	$161,956		$22,227,000	$22,435,977

LIABILITIES
CURRENT LIABILITIES
Current liabilities	$727,579	$221,279			$948,858
Long term liabilities		2,477,889	(a)	(265,266)	2,212,623
Long-term Convertible debentures	195,619	—		—	195,619

TOTAL LIABILITIES	923,198	2,699,168		(265,266)	3,357,100

STOCKHOLDERS’ EQUITY
STOCKHOLDERS’ EQUITY
Common stock	7,293	—	(b)	65,000	73,703
			(c)	1,410
Additional paid-in-capital	34,129,788	6,956,808	(b)	22,035,000	29,117,398
			(c)	125,590
			(b)	(34,129,788)
Accumulated other comprehensive loss	—	(420,048)		—	(420,048)
Accumulated deficit	(35,013,258)	(9,073,972)	(a)	265,266	(9,692,176)
			(b)	34,129,788

TOTAL STOCKHOLDERS’ EQUITY	(876,177)	(2,537,212)		22,492,266	19,078,877

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$47,021	$161,956		$22,227,000	$22,435,977

(a)	record advances to GSLM provided by Empire after 6/30/04, expensed by Empire when disbursed.

(b)	record shares issued to effect acquisition, assuming 100% acceptance

(d)	eliminate operating results of Empire in excess of estimated annual costs of public company operation.

See notes to unaudited pro forma consolidated condensed financial statements.

EMPIRE ENERGY CORPORATION INTERNATIONAL

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

US GAAP and US Dollars

	For the Year Ended
	31-Dec-04 Empire	31-Dec-04 GSLM		Pro Forma Adjustments	Unaudited Pro Forma
OIL AND GAS SALES	$—	$13,910		$—	$13,910

EXPENSES
Impairment of advances to GSLM	265,266	—	(a)	(265,266)	—
Interest	212,794	47,625		—	260,419
General and administrative	1,100,576	510,256	(d)	(900,576)	710,256

TOTAL EXPENSES	1,578,636	557,881		(1,165,842)	970,675

OPERATING LOSS	(1,578,636)	(543,971)		1,165,842	(956,765)

Provision for income taxes	—	—		—	—

Net Loss	$(1,578,636)	$(543,971)		$1,165,842	$(956,765)

See notes to unaudited pro forma consolidated condensed financial statements.

EMPIRE ENERGY CORPORATION INTERNATIONAL

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Acquisition of GSLM

In 2002, Empire entered into an agreement to acquire up to 100% of GSLM in a stock exchange on the basis of one share of GSLM for one share of Empire. Empire also agreed that it would effect a reverse stock split that would exchange one new share of common stock for ten existing shares of common stock. As a result, Assuming 100% acceptance, Empire will issue approximately 65 million shares of its stock to acquire all the issued and outstanding common stock of GSLM. This number of shares represents approximately 95% of the common shares of the combined company at the time the agreement was made and approximately 88% of the common shares of the combined company after costs of obtaining approval for the acquisition. As a result of the change in control of Empire, the operating history of the continuing company will be that of GSLM.

The unaudited pro forma adjustments are as follows:

a.	To eliminate impairment expense recorded by Empire of loans made to GSLM during last six months of 2004 and eliminate the corresponding liability.

b.	To record the acquisition of GSLM by issuance of estimated 65 million shares of Empire common stock valued at the December 31, 2004 market value of $.34 per share. Fair value of property acquired was determined by independent valuation to be $19 to $23 million.

c.	To record the issuance of an additional 1,410,000 shares of common stock after December 31, 2004 for proceeds of $127,000 required to complete the approval of the acquisition.

d.	To record elimination of operating expenses of Empire in excess of the estimated ongoing costs of the public company.

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